_______, 2008


AXA Financial, Inc.
1290 Avenue of the Americas
New York, NY  10104

Dear Sirs:

This opinion is furnished in connection with the joint filing by MONY Life Insurance Company of America ("MONY America") and AXA Financial, Inc. ("AXA Financial") of a Form S-3 Registration Statement of MONY America and AXA Financial, Inc. for the purpose of registering guaranteed interest account with market value adjustment interests under flexible premium annuity contracts ("Interests") and the subordinated guarantee of such interests under the Securities Act of 1933.

The Interests are purchased with contributions received under individual variable annuity contracts (the "Contracts"). As described in the prospectuses included in the Registration Statement, the Contracts are designed to provide for retirement income benefits.

I have examined such corporate records of AXA Financial and provisions of New York and Delaware law as are relevant to authorization and issuance of the subordinated guarantee and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. AXA Financial is a corporation duly organized and validly existing under the laws of the State of Delaware.

2. The subordinated guarantee is duly authorized and, when issued as contemplated by the Registration Statement, represents a validly issued and binding obligation of AXA Financial.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                        Very truly yours,

                                                        /s/
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